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NYFIX Marketplace Surpasses 7,500 Messaging Channels
Insight Investment Expands one of the Industry’s Largest FIX-based Trading Communities

New York, October 19, 2007– NYFIX, Inc. (Pink Sheets: NYFX), a trusted provider of innovative solutions that optimize trading efficiency, announced today that the total number of direct order routing messaging channels in the NYFIX Marketplace™ has now exceeded 7,500. The NYFIX Marketplace is one of the leading fully managed FIX-based trading communities in the world.  Helping NYFIX to reach this milestone was the London-based asset management firm Insight Investment, a long-time NYFIX client.

The NYFIX Marketplace includes more than 350 Buy-Side firms and 400 Sell-Side execution destinations worldwide. Marketplace participants benefit from access to a wide range of liquidity sources, lower trading costs, and speed-to-market with new trading counterparties and services, through a neutral, flexible, and fully managed electronic trading solution that is supported by the industry’s most experienced FIX specialists.  Solution components include FIX routing, certification, version translation, and extensive training and educational programs.

“The ability to reach this many liquidity providers and execution endpoints so quickly and efficiently is a compelling reason to join the NYFIX Marketplace,” explained Mark Winter, head of equity dealing, Insight Investment. “As a long-standing supporter of the NYFIX model and product suite, we’re very happy to represent the 7,500th order routing channel.”

“We are very excited to have Insight Investment be a part of this milestone,” said Robert Moitoso, Global Head of the FIX Division at NYFIX.  “Not only have they been a wonderful client over the years but they help illustrate the growing presence of Buy-Side firms in our community and its geographical diversity.”  Moitoso continued, “With every new participant and channel that gets added to the Marketplace comes greater liquidity opportunities and improved execution quality for everyone.  We look forward to continuing our expansion of the NYFIX Marketplace around the world by adding new firms and additional services that can help participants achieve best execution.”

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX® continues to transform trading through innovation. The NYFIX MarketplaceTM is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium provides the Marketplace community with new methods of accessing liquidity. NYFIX also provides value-added informational and analytic services and powerful tools for measuring execution quality. A trusted business partner to buy-side and sell-side alike, NYFIX enables ultra-low touch, low impact market access and end-to-end transaction processing.

Please visit http://www.nyfix.com for more information about NYFIX.

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